Exhibit 99.4

Investor Contact:

Cliff Pietrafitta

Chief Financial Officer

(919) 526-1403

XERIUM TECHNOLOGIES ANNOUNCES COMPREHENSIVE REFINANCING TRANSACTION

Raleigh, North Carolina (May 4, 2011) — Xerium Technologies, Inc. (NYSE: XRM) today announced a plan to refinance its current credit facilities. The purpose of the proposed refinancing is to extend the maturity, and fix the rate on a portion, of Xerium’s debt while providing increased flexibility and liquidity. The proposed transaction contemplates a private placement of $240 million aggregate principal amount of senior unsecured notes as well as an approximate $285 million multi-currency senior secured credit facility. While expected to close later this month, there can be no assurance that the refinancing transaction will be consummated as described above, or at all. Completion of the refinancing transaction is subject to market, documentation and customary closing conditions.

The senior notes have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. Unless they are registered, the senior notes may be offered only in transactions that are exempt from registration under the Securities Act, or the securities laws of any other jurisdiction. Accordingly, the senior notes will be offered and sold in the United States only to qualified institutional buyers and outside the United States to non-U.S. persons in compliance with Regulation S. This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities that may be offered as part of the refinancing transaction in any jurisdiction in which such an offer or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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Xerium Technologies Announces Refinancing Transaction

May 4, 2011

Forward-looking statements, estimates and Disclosure Statement:

Various statements herein about Xerium's future expectations, plans and prospects are forward-looking statements which reflect Xerium’s current views with respect to future events and financial performance. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate” and similar statements of a future or forward-looking nature identify forward-looking statements for the purposes of the federal securities laws or otherwise. Actual results may differ materially from these forward-looking statements and estimates as a result of various important factors, including, without limitation, the possibility that Xerium may not be able to complete the refinancing transaction on terms acceptable to Xerium or at all and other factors discussed in Xerium’s annual report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent filings, all of which are on file with the SEC and are also available in the investor relations section of Xerium’s website at www.xerium.com under the heading "SEC Filings." Any forward-looking statements are as of the date hereof, and Xerium has no duty to update them if its views later change, except as may be required by law.

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